Exhibit 99.1

John H. Harland Company
Transcript of Q4 2006 Earnings Conference Call
February 8, 2007

John H. Harland Company - CORPORATE PARTICIPANTS
Tim Tuff - Chairman, President and Chief Executive Officer
Charlie Carden - Senior Vice President and Chief Financial Officer Henry Bond - Vice President, Investor Relations & Treasurer

PRESENTATION

Operator
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Good day, everyone, and welcome to the John H. Harland Company fourth quarter and year-end 2006 earnings results conference call. Just a reminder, this call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Henry Bond, Vice President, Investor Relations and Treasurer.

Henry Bond - John H. Harland Company - VP of IR & Treasurer
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Thank you, Jessica. Thanks for joining us on Harland's 2006 fourth-quarter and full-year earnings conference call. Also with me this morning are Tim Tuff, Chairman and Chief Executive Officer, and Charlie Carden, Chief Financial Officer. In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's website at www.harland.net.

I would like to make a brief cautionary statement that certain words and phrases, such as "should result" or "will continue," "estimated or projected" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the company's historical experience and present expectations or projections. Caution should be taken not to place undue reliance on such forward-looking statements that speak only as of this date. The very factors that affect the company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections. These factors are discussed in some detail in our press release, our 10-K and our 10-Q and I would refer you to these for further clarification.

In connection with the previously announced proposed merger with M&F Worldwide and required shareholder approval, Harland has filed a preliminary proxy statement with the Securities and Exchange Commission and will file with the Securities and Exchange Commission a definitive proxy statement. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT MATERIALS FILED BY HARLAND, BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT HARLAND AND THE MERGER. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission, at its website at www.sec.gov. In addition, the documents filed by Harland with the Securities and Exchange Commission may be obtained free of charge by contacting Harland at: John H. Harland Company,
Attn: Henry Bond, Vice President, Investor Relations, Box 105250, Atlanta, Georgia 30348. Harland's filings with the Securities and Exchange Commission are also available on Harland's Web site at www.harland.net.


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Harland and its officers and directors may be deemed to be participants in the solicitation of proxies from Harland's shareholders with respect to the merger. Information about Harland's executive officers and directors and their ownership of Harland's shares is set forth in the proxy statement for Harland's 2006 annual meeting of shareholders, which was filed with the Securities and Exchange Commission on March 27, 2006. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Harland and its respective executive officers and directors in the merger by reading the preliminary proxy statement, as well as the definitive proxy statements regarding the merger, that Harland will file with the Securities and Exchange Commission.

I would now like to turn the call over to Tim for some introductory remarks.

Tim Tuff - John H. Harland Company - Chairman, President and CEO
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Thank you, Henry.

On December 20, 2006 we announced that Harland had entered into a definitive merger agreement with M&F Worldwide. As part of the agreement, M&F Worldwide will acquire Harland for $52.75 per share in cash. The merger is expected to close in the second half of 2007, subject to the satisfaction of customary closing conditions, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and approval by the shareholders of Harland. We filed our preliminary proxy on January 19, 2007, and we expect to complete our Hart-Scott-Rodino filing in the near future. Pending the outcome of the merger, we will not give earnings guidance for 2007, and we will no longer be conducting a Q&A session as part of our quarterly conference calls.

I will now turn the call over to Charlie for an overview of results for the fourth quarter and year end, after which I will provide an overview of the progress we have made in each of our businesses.

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Charlie Carden - John H. Harland Company - SVP, CFO Thank you, Tim and good morning.

Summary Highlights
For the fourth quarter of 2006, Harland sales of $263.8 million were down $1.5 million or 0.6% from $265.3 million for the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $13.6 million, down $7.3 million or 34.7% from net income of $20.9 million for the fourth quarter of 2005. Diluted earnings per share for the fourth quarter of 2006 were $0.52, down $0.23 or 30.7% from diluted earnings per share of $0.75 for the fourth quarter of 2005.

The decline in earnings was more than accounted for by expenses related to the pending sale of the Company that was announced on December 20, 2006. Additionally, a decision was made during the quarter to dispose of Printed Products operations in Mexico. This decision resulted in an impairment charge during the quarter. The fourth quarter of 2006 also included the impact of the requirement to expense stock options pursuant to FASB 123R, which was implemented on January 1, 2006. These items were partially offset by the impact of a lower effective tax rate resulting largely from research & development tax credits recognized during the quarter.

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In terms of expenses related to the pending sale of the Company, the fourth quarter of 2006 included direct and indirect costs related to the pending sale totaling $12.6 million, equivalent to $0.34 per diluted share. Some of these costs are not tax deductible. Transaction costs, which consisted primarily of legal and advisory expenses and retention bonus accruals, totaled $6.8 million during the quarter, equivalent to $0.21 per diluted share. There were also amendments to the Directors' Deferred Stock Compensation Plans related to the transaction which resulted in a charge of $4.8 million, equivalent to $0.11 per diluted share. In addition, assumptions for the Company's stock compensation plans for employees were updated to reflect the impact of the pending sale, which resulted in a cost increase of $1.0 million, equivalent to $0.02 per diluted share.

Printed Products operations in Mexico are now classified as held for sale in the balance sheet and discontinued operations in the income statement as a result of the decision to dispose of those operations. Loss from discontinued operations, net of tax, increased $3.5 million, equivalent to $0.14 per diluted share, for the quarter compared with the fourth quarter of 2005 due to a $3.5 million impairment charge, which was nondeductible for tax purposes.

Diluted earnings per share for continuing operations for the fourth quarter of 2006 were $0.67 compared with diluted earnings per share from continuing operations of $0.76 for the fourth quarter of 2005. Again, the decline was more than accounted for by expenses, equivalent to $0.34 per diluted share, related to the pending sale of the Company just discussed. Compensation costs for the Company, excluding the impact of transaction-related assumption changes just discussed, increased $1.8 million pre-tax, or $0.04 per diluted share, in the fourth quarter of 2006 compared with the fourth quarter of 2005 as a result of implementing FASB 123R. The previously mentioned research & development tax credits reduced income tax expense $2.3 million, equivalent to $0.09 per diluted share.

Prior to the adoption of FASB 123R, the Company classified stock-based compensation costs as a Corporate expense except for certain grants made in 2004 to replace an incentive agreement related to an acquisition. Effective with the first quarter of 2006, stock-based compensation costs have been assigned to the Company's operating segments along with performance-based 401K contribution accruals for individuals in the operating segments who are participants in these compensation programs. In the fourth quarter of 2006 a total of $3.6 million of such costs were assigned to the three operating segments. Similar costs in prior periods have been reclassified to the operating segments for comparability. A total of $3.5 million of such costs were reclassified from Corporate to the three operating divisions for the fourth quarter of 2005. The assignment of these costs from Corporate to the three operating segments has the effect of reducing gross profit, pre-tax income and margins from previous levels for each of the operating segments, but has no effect on consolidated income.

Weighted average diluted shares outstanding decreased from 28.0 million in the fourth quarter of 2005 to 26.1 million in 2006 largely as a result of the Company's share repurchase program. The decrease in weighted diluted shares outstanding had a favorable impact of $0.03 on diluted earnings per share for the quarter compared with the fourth quarter of 2005.

Improved operating performance for the quarter in Printed Products and the impact of the lower effective tax rate were more than offset by increased Corporate costs, which included most of the transaction-related costs previously discussed and increased interest expense, and by lower operating performance in Software & Services and Scantron.

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Consolidated sales for the full year of 2006 were $1.05 billion, up $73.6 million or 7.5% from $976.6 million for 2005. Net income for 2006 was $68.1 million, down $7.4 million or 9.8% from 2005 net income of $75.5 million. Diluted earnings per share for 2006 were $2.55 compared with diluted earnings per share of $2.69 for 2005. Results for 2006 included transaction related expenses of $12.6 million, equivalent to $0.33 per diluted share, the impairment charge for Printed Products operations in Mexico of $ 3.5 million, equivalent to $0.13 per diluted share and an increase in compensation costs related to the implementation of FASB 123R of $6.4 million, equivalent to $0.15 per diluted share. Research & development tax credits reduced income tax expense $2.3 million in 2006, equivalent to $0.08 per diluted share. The full year per diluted share equivalents for transaction related expenses, the impairment charge and tax credits were slightly lower than the fourth quarter per diluted share equivalents due to lower weighted average diluted shares for the fourth quarter than for the full year.

Operations
Turning to operations, the previously mentioned decrease of 0.6% in consolidated sales for the fourth quarter of 2006 reflected a sales decrease in Printed Products partially offset by increases in Software & Services and Scantron. Sales for Printed Products decreased 3.9% primarily due to lower volumes in Checks partially offset by higher volumes in Integrated Client Solutions and Harland Business Solutions and a price increase implemented earlier in 2006. Sales for Software & Services for the fourth quarter of 2006 increased 4.4% compared with the 2005 fourth quarter due to increased sales for Lending Solutions and Retail Solutions, and the impact of the Financialware acquisition partially offset by lower sales for Mortgage Solutions, Bank Core Systems and Technology Services. Organic growth for Software & Services was 0.9% for the fourth quarter of 2006. Sales for Scantron increased 8.5% compared to the fourth quarter of 2005 due to increased sales in Testing & Assessment and Data Collection.

Consolidated gross profit for the fourth quarter of 2006 was $137.5 million or 52.1% of sales compared with $134.1 million, or 50.5% of sales for the fourth quarter of 2005. The improvement in gross profit as a percentage of sales occurred largely in Printed Products and was primarily due to efficiencies resulting from the integration of Liberty Checks into Harland Checks and lower depreciation for digital printing as that equipment is becoming fully depreciated.

Consolidated SG&A expenses for the fourth quarter of 2006 were $105.8 million, or 40.1% of sales compared with $92.8 million, or 35.0% of sales for the fourth quarter of 2005. The year-over-year increase of $13.0 million for the fourth quarter was largely accounted for by the $12.6 million of transaction-related expenses previously discussed.

The balance of my comments will be focused on the operations of our three business segments.

The Printed Products segment consists of Checks, Harland Business Solutions and Integrated Client Solutions. Effective with the third quarter of 2006, Checks includes the card products, education services and fraud payment prevention solutions businesses previously included in Software & Services. For comparability, historical periods have been reclassified to reflect this organizational change. Sales for these businesses were $10.7 million with a pre-tax loss of $1.8 million during the full year of 2006.

The Software & Services segment includes Harland Financial Solutions which is comprised of Core Systems and Retail & Lending Solutions, and effective with the fourth quarter of 2006 the Scantron Service Group, which has been renamed

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Harland Technology Services. Historical periods have been reclassified to reflect this organizational change. Core Systems includes Financialware, which was acquired on January 31, 2006. Financialware provides enterprise content management solutions.

Scantron is the third segment and now includes Data Collection and Testing & Assessment.

Printed Products
Printed Products' sales decreased 3.9% from $164.7 million for the fourth quarter of 2005 to $158.3 million in 2006. Checks reported a sales decrease of 8.9% while Integrated Client Solutions reported a 26.7% increase and Harland Business Solutions reported a 6.8% increase.

Checks' sales, which now include both legacy Harland Checks and Liberty Checks, decreased $11.4 million, or 8.9%, primarily due to an 11.2% decrease in unit volume in imprint operations for the quarter compared with the same period in 2005. The unit volume decrease reflected a previously announced major customer loss in the first quarter of 2006, the continuing market decline in check usage and the net effect of other customer wins and losses. The average price per unit in imprint operations increased 2.3% in the quarter compared with the fourth quarter of 2005 due primarily to a price increase implemented during the first quarter of 2006 and an increase of $736,000 in contract buyout payments received from customers.

Integrated Client Solutions' sales were up 26.7% for the fourth quarter of 2006 compared with the fourth quarter of 2005 primarily due to higher volumes for the legacy direct marketing business, the price increase implemented during the first quarter of 2006 and the addition, effective January 1, 2006, of a portion of the direct marketing business acquired from Liberty which was included in the Checks' business unit in 2005.

Harland Business Solutions' sales were up 6.8% in the fourth quarter of 2006 compared with the fourth quarter of 2005 primarily due to increased volume through the Financial Institution channel.

Printed Products' segment income in the fourth quarter increased 23.7% from $24.3 million in the fourth quarter of 2005 to $30.0 million in 2006 due to improved operating performance in all business units. Operating performance in Checks was particularly strong with improved pricing and lower SG&A and production expenses more than offsetting the decrease in unit volume.

The decrease in SG&A expenses resulted primarily from lower selling, call center and information technology expenses and lower incentive compensation accruals partially offset by the implementation of stock option expensing in 2006. The decrease in production expenses resulted largely from increased productivity primarily as a result of the Liberty integration, and lower depreciation expense for digital printing as that equipment is becoming fully depreciated.

Software & Services
As mentioned earlier, Software & Services' reported a sales increase of 4.4% in the fourth quarter compared with the same quarter in 2005 primarily due to the transfer of certain operations to Retail Solutions that were included in Liberty checks in 2005, the Financialware acquisition and organic sales growth of 0.9%. Sales were strong in Lending Solutions with a combination of growth from existing customers and new customer additions. Branch automation sales were stronger in Retail Solutions for the quarter while sales were slow in Bank Core Systems, Mortgage Solutions and Technology Services.

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In addition to the sales increase, backlog increased $36.6 million, or 13.8%, from the fourth quarter of 2005 to $301.9 million. The increase in backlog from 2005 was primarily due to stronger bookings for Lending Solutions, Bank Core Systems and Retail Solutions. Excluding the impact of the Financialware acquisition, backlog increased $36.0 million, or 13.6% compared from the fourth quarter 2005. Backlog increased $35.6 million, or 13.4%, from the third quarter of 2006.

Segment income for the fourth quarter of 2006 was $15.3 million, down 6.6% compared with the 2005 fourth quarter segment income of $16.3 million primarily due to increased SG&A expenses, a portion of which resulted from the implementation of stock option expensing in 2006. The decrease in segment income as a percentage of sales from 20.0% in the fourth quarter of 2005 to 17.9% in the fourth quarter of 2006 was primarily due to lower sales in Mortgage Solutions and Bank Core Systems and the increase in SG&A expenses.

Scantron
Scantron's sales increased 8.5% to $20.4 million in the fourth quarter of 2006 compared with $18.8 million for the fourth quarter of 2005 due primarily to increased sales of newer software products and forms in the education market in Testing & Assessment and increased sales of OMR equipment and survey services in Data Collection partially offset by decreased sales of forms in Data Collection.

Segment income of $5.1 million for the fourth quarter of 2006 was down 8.0% from $5.6 million for the fourth quarter of 2005 primarily due to higher SG&A expenses resulting largely from increases in legal and severance expenses.

Corporate
Now turning to Corporate, SG&A expenses which increased $13.7 million in the fourth quarter of 2006 compared with the fourth quarter of 2005. Transaction-related expenses accounted for $11.9 million of this increase. The balance of the increase was primarily due to increased stock compensation costs largely resulting from the adoption of FASB 123R, increased business development and information security expenses and increased professional fees.

Interest
Interest expense for the fourth quarter was $3.8 million, an increase of $388,000 from the fourth quarter of 2005 primarily due to higher interest rates partially offset by a decrease in the amount of long-term debt outstanding.

Long-term debt, including the current portion, was $211.2 million at the end of the fourth quarter, down $44.4 million from $255.6 million at the end of 2005. The Company continues to have strong cash flow as indicated by the fact that long-term debt was down $44.4 million from 2005 despite $75.4 million of stock repurchases, upfront contract payments of $22.2 million, $17.1 million of dividend payments and acquisitions totaling $10.3 million.

Taxes
The effective tax rate for continuing operations was 28.0% for the fourth quarter of 2006 compared with 37.1% for the fourth quarter of 2005. The decrease was primarily due to the estimated research & development tax credits for the years 2002 through 2006 and favorable adjustments related to prior years partially offset by nondeductible transaction costs related to the pending merger, the expiration of tax benefits related to Puerto Rico operations, a higher effective state rate reflecting recent acquisitions and the favorable impact of a change in Ohio law that reduced deferred tax liabilities in 2005.

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Stock Repurchases and Dividends
There were no repurchases of the Company's common stock during the fourth quarter of 2006.

The Board has declared a quarterly dividend of $0.175 per share, payable February 23, 2007 to shareholders of record as of February 14, 2007.

That concludes the financial discussion. I would now like to turn the call over to Tim.

Tim Tuff - John H. Harland Company - Chairman, President and CEO
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Thank you, Charlie.

Thank you, Charlie, and thank all of you for joining us as we discuss our results for the fourth quarter and the full year of 2006.

As I mentioned at the beginning of this call, Harland signed a definitive merger agreement with M&F Worldwide in late December. Under the terms of the agreement, M&F Worldwide will acquire Harland for $52.75 per share in cash. We expect the transaction to close in the second half of the year subject to the necessary regulatory and shareholder approvals.

The merger of Harland with M&F Worldwide will combine both companies' complementary products and services to create a more effective and efficient strategic partner for financial institutions. Financial institutions will also have access to an increased suite of direct marketing services, delivery and anti-fraud products, contact service centers and software solutions.

The combined organization will have a strategy focused on quality of service, best in class processes and security measures, as well as cross-selling additional products and services to existing clients of both companies and deepening all client relationships.

The pending transaction certainly is the most significant event that occurred in the fourth quarter. However, even without that announcement, the fourth quarter was a notable one. Operationally, it was a strong quarter. We had a substantial increase in segment income for Printed Products and sales increases in both Software and Services and Scantron.

I'd like to now give you an update on each of our businesses, starting with Printed Products.

Printed Products
Sales in Printed Products decreased 3.9% in the quarter year-over-year, with the previously announced loss of the large customer being the primary factor. Segment income was up substantially in the quarter...23.7% on a year-over-year basis, driven by improved operating performance in all businesses.

Overall unit volumes declined 11.2% in the quarter year-over-year, largely due to the loss of a large customer I just mentioned. While volumes were down in Printed Products, we see no fundamental change in the rate of market decline. Last quarter I mentioned that we were highly confident that we would expand our relationship with one of our largest clients due to an acquisition they had made. That has happened since our last conference call. We have also done a good job of extending contracts with our community bank and credit union clients.

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We chose not to renew the lease on our production facility in Simi Valley,
California, which was part of the Liberty acquisition. Consequently, that facility is closing this quarter, and we are consolidating the work into our Dallas and Seattle facilities.

Harland Business Solutions sales increased 6.8 % in the quarter on a year-over-year basis, with much of this growth continuing to come from sales of our business products through our financial institution customers.

Sales in Integrated Client Solutions also increased in the quarter, 26.7% year-over-year, with the increase coming from higher volumes in direct marketing, a delivery price increase and the previously announced transfer of business from Liberty. The increased volume came from all parts of Integrated Client Solutions and was not dependent on one particular client or project.

Software and Services
Turning now to Software and Services. Sales increased 4.4% in the quarter year-over-year, driven by growth in Retail and Lending, as well as the acquisition of Financialware last year. Segment income decreased 6.6% in the quarter year-over-year. Organic sales growth in the quarter was 0.9% year-over-year. Strong sales growth in the quarter in Lending and Retail was partially offset by weak sales in Mortgage, Bank Core Systems and Technical Services. Organic backlog was up 13.6% in the quarter year-over-year, and our pipeline was also up significantly.

Sales in Retail and Lending Solutions grew 12.3% in the quarter year-over-year, driven by strong sales in both Lending and Retail, partially offset by lower sales in Mortgage.

Lending sales grew 11.9% in the quarter due to sales of both our traditional products and CreditQuest, which we introduced in the third quarter. We are pleased with the market's acceptance of this product, which works with our existing lending products to address the area of credit risk management.

We continued to see good progress in our Retail operation with sales up 43.7% in the quarter, year-over-year. Slightly more than half of the increase was related to the addition, effective January 1, 2006, of a portion of the direct marketing business acquired from Liberty, which was included in the Checks business unit. However, the balance of the increase was organic and was driven by sales of our branch automation products. Last quarter, I mentioned a new offering we had introduced designed to help financial institutions attract, grow and retain deposits. While still in its early stages, we are encouraged by the initial response to this offering.

Mortgage sales were quite slow in the quarter. As you know, we changed management in this business last year, and although the business performed below our expectations in the fourth quarter, we are encouraged by the strengthening pipeline.

Core Systems sales were up 0.7% in the quarter. The impact of the Financialware acquisition and the increased sales of our credit union core systems were largely offset by weaker sales in our bank core business.

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At the beginning of the fourth quarter, we moved Scantron Service Group under
Harland Financial Solutions. The financial institution segment is already a significant market for this group. Additionally, there is greater opportunity for growth in the financial market in conjunction with sales of our software products. Moving Scantron Service Group under Harland Financial Solutions will help us capitalize on this potential. As part of this transition, we have renamed this business Harland Technology Services.

Sales in Technology Services were down 5.6% in the quarter year-over-year attributable to lower sales of installation services. We expect that situation to turn around in 2007.

Scantron
Turning now to Scantron. Scantron sales increased 8.5% in the quarter year-over-year, but segment income decreased 8.0%, more than accounted for by higher legal and severance expenses. The increase in legal expenses relates to a lawsuit, which we believe has no merit.

Testing and Assessment sales increased 11.7 % in the quarter year-over-year. Bookings for software were strong, the revenue from which will be recognized over the next year. Sales of standard forms were also good in the quarter.

Data Collection sales increased 5.2% in the quarter year-over-year, largely driven by higher volumes in Survey Services and increased sales of legacy and third-party OMR equipment. Sales of the new Clarity scanners and custom forms operation continued to be weak.

Corporate
So, to recap, we had a strong quarter operationally. We are pleased with the increase in segment income for Printed Products, the sales increase in Scantron and the continued strong showing of the Retail and Lending Solutions group of Software and Services.

As I mentioned at the beginning of the call, due to the pending transaction with M&F Worldwide, we are not providing earnings guidance for 2007, nor are we conducting a question and answer session this morning. We anticipate mailing the proxy for the acquisition and filing under Hart-Scott-Rodino in the near future, and we will provide further updates on the transaction as the situation warrants. With that, I'd like to turn it back over to the operator for closing instructions and thank you for joining us this morning.

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Operator
Thank you, sir. A rebroadcast of this conference is available starting today at 1:00 PM Eastern Standard Time and will run until February 16, 2007 at midnight Eastern Standard Time. You may access the rebroadcast by calling 719-457-0820. Please reference pass-code #8582014. And that does conclude today's teleconference, we thank you all for your participation and have a wonderful day.